FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Enters Into $755 Million Credit Facility

Borrowings Under Credit Facility can be Increased to up to $1.2 Billion, Allowing Substantial Balance Sheet
Capacity as ARC Healthcare Completes its Portfolio Acquisitions

New York, New York, July 25, 2013 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced today that on July 24, 2013, through its operating partnership, it entered into an amended and restated credit agreement relating to its previously announced credit facility. The amended credit facility provides for aggregate borrowings of up to $755.0 million. Key Bank National Association, JPMorgan Chase Bank, N.A. and Bank of Montreal are part of the lending syndicate, among others. The $755.0 million credit facility contains a $500.0 million term loan component and a $255.0 million revolving loan component. Through an “accordion feature,” ARC Healthcare may, subject to certain conditions, increase its borrowings under the term loan component of the credit facility to up to $750.0 million and under the revolving loan component to up to $450.0 million, or total borrowings of up to $1.2 billion. The Company has guaranteed the obligations under the credit facility. The Company expects to use some of the financing available under the credit facility along with cash on hand from its recently completed initial public offering to finalize its portfolio acquisitions.

Key Bank National Association will act as Administrative Agent for the amended credit facility and J.P Morgan Securities LLC and BMO Capital Markets will act as Joint Lead Arrangers, among others.

Thomas P. D’Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC, commented, “We are pleased to announce the continuing commitment shown to us by our lending syndicate. With up to $1.2 billion of aggregate borrowings under our credit facility, we will have substantial balance sheet capacity to execute our investment strategy as we complete our acquisition program and review our strategic initiatives.”

About ARC Healthcare

ARC Healthcare is a publicly registered, non-traded real estate investment program that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2011. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)